Filed Pursuant to Rule 433
Registration Statement No. 333-275898

•	CUSIP: 78017FAE3
•	Trade Date: January 31, 2024
•	Settlement Date: February 5, 2024
•	Valuation Date: October 29, 2027
•	Maturity Date: November 3, 2027
•	Term: 3.75 years
•
Reference Basket: An equally-weighted basket (the “Basket”) consisting of American Tower Corporation (“AMT”), Chevron Corporation (“CVX”), Duke Energy Corporation (“DUK”), International Business Machines Corporation (“IBM”), The Coca-Cola Company (“KO”), Lockheed Martin Corporation (“LMT”), McDonald’s Corporation (“MCD”), Pfizer Inc. (“PFE”), The Procter & Gamble Company (“PG”) and Verizon Communications Inc. (“VZ”)

•	Leverage Factor: At least 115%
•	Minimum Payment: $1,000 per $1,000 in principal amount
•	Percentage Change of the Basket: the sum of the Weighted Component Changes (as defined in the terms supplement) for each Basket Component.

•	Receive a positive return equal to at least 115% of the Percentage Change if the value of the Basket increases from the Trade Date to the Valuation Date.
•	Return of principal if the value of the Basket is unchanged, or decreases.

•	The notes are subject to Royal Bank of Canada’s credit risk.
•	The notes do not pay interest.
•	Your notes are likely to have limited liquidity.
•	Please see the following page for important risk factor information.

•	We intend to take the position that the notes will be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments for U.S. federal income tax purposes.

DETERMINING PAYMENT AT MATURITY

CUSIP: 78017FAE3 I TRADE DATE: January 31, 2024 I ISSUE DATE: February 5, 2024

Additional Key Information:
This document is a summary of the preliminary terms of an equity linked note that Royal Bank of Canada will issue.  It does not contain all of the material terms of, or risks related to, these notes. You should read the preliminary terms supplement for the notes and the documents described below before investing. In addition, you should consult your accounting, legal and tax advisors before investing.  The preliminary terms supplement for this offering will be provided to you prior to your investment decision, and it may also be accessed here:
https://www.sec.gov/Archives/edgar/data/1000275/000114036123060174/ef20017707_fwp.htm
The notes are not bail-inable notes under the Canada Deposit Insurance Corporation Act.
You should review the preliminary terms supplement carefully prior to investing in the notes.  In particular, you should carefully review the relevant risk factors set forth therein, including, but not limited to, the following:
•	You May Not Earn a Positive Return on Your Investment
•	The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity.
•	Owning the Notes Is Not the Same as Owning the Basket Components.
•	Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes.
•	Changes in the Value of One Basket Component May Be Offset by Changes in the Value of the Other Basket Components.
•	You Will Be Required to Include Income on the Notes Over Their Term Based Upon a Comparable Yield, Even Though You Will Not Receive Any Payments Until Maturity.
•	There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses.
•	The Initial Estimated Value of the Notes Will Be Less than the Price to the Public.
•	The Initial Estimated Value of the Notes that We Will Provide in the Final Pricing Supplement Will Be an Estimate Only, Calculated as of the Time the Terms of the Notes Are Set.
•	Our Business Activities and Those of Our Affiliates May Create Conflicts of Interest.
•	You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Basket Components.
•	There Is No Affiliation Between the Basket Component Issuers and RBCCM, and RBCCM Is Not Responsible for any Disclosure by the Basket Component Issuers.
•	The Payments on the Notes Are Subject to Postponement Due to Market Disruption Events and Adjustments.
RBC Capital Markets is the global brand name for the capital markets business of Royal Bank of Canada and its affiliates, including RBC Capital Markets, LLC (member FINRA, NYSE and SIPC); RBC Dominion Securities Inc. (member IIROC and CIPF); Royal Bank of Canada - Sydney Branch (ABN 86 076 940 880); RBC Capital Markets (Hong Kong) Limited (regulated by the Securities and Futures Commission of Hong Kong and the Hong Kong Monetary Authority) and RBC Europe Limited (authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and Prudential Regulation Authority.) ® Registered trademark of Royal Bank of Canada. Used under license. All rights reserved.
Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-877-688-2301.